Reading International Announces

Record Second Quarter 2015 Results

EBITDA(1) for the Second Quarter of 2015 at $22.7 million compared to $13.3 million in 2014,  up $9.4 million or 70.7% over 2014

EBITDA(1)  for the 2015 Six Months at $34.6 million compared to $20.8 million in 2014, up $13.8 million or 66.3% over 2014

Net Income for the Second Quarter of 2015 at $ 16.0 million compared to $4.8 million in 2014,  up $11.2 million or 233.3% over 2014

Net Income for the 2015 Six Months at $ 19.1 million compared to $4.5 million in 2014, up $14.6 million or 324.4% over 2014

Los Angeles, California, - (BUSINESS WIRE) August 6, 2015 - Reading International, Inc. (NASDAQ: RDI) today announced results for its quarter and six months ended June  30, 2015. Earnings per share (“EPS”) for the second quarter increased 245.0% to $0.69 from $0.20 in the prior-year quarter. EPS for the six months ended June 30, 2015 increased 331.6% to $0.82 from $0.19 in the prior-year six-month period.

The following table summarizes the second quarter and six-month results for years 2015 and 2014 (in millions, except per share data):

	Quarter Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2015	2014	Change	2015	2014	Change

Revenue	$72.8	$69.9	4.1%	$133.4	$128.0	4.2%
Operating expense	62.3	61.4	1.5%	117.7	116.9	0.7%
Operating income	10.5	8.5	23.5%	15.7	11.1	41.4%
Basic EPS	0.69	0.20	245.0%	0.82	0.19	331.6%
EBITDA	22.7	13.3	70.7%	34.6	20.8	66.3%

Second Quarter 2015 Highlights

•	Revenue, operating income, and earnings before interest, taxes, depreciation, and amortization (“EBITDA“) for the second quarter represent the best results in the history of the Company.
•

On April 1, 2015 we sold our Lake Taupo property in New Zealand for $2.3 million (NZ$3.4 million), which closes in two tranches, with a balance of $810,000 (NZ$1.2 million) receivable on the final close on March 31, 2016.

•	On April 16, 2015 we closed on the sale of our Moonee Ponds site in Victoria, Australia recognizing a gain of $8.0 million (AU$10.3 million).
•

On May 21, 2015, we refinanced our New Zealand corporate credit facility with a $33.9 million (NZ$50.0 million) facility with Westpac Bank. The facility, which matures on March 31, 2018, is broken into two tranches, a  $23.7 million (NZ$35.0 million) credit facility and a  $10.2 million (NZ$15.0 million) construction finance facility.

•	On June 2, 2015, we closed on a term loan of $8.0 million with East West Bank maturing June 2, 2017, with an extension option for one year, collateralized by our Union Square property.
•

In April 2015, we closed our Reading Cinema at Carmel Mountain located in San Diego, California.  After refurbishments, we expect to reopen at that location in September 2015 as the Angelika Film Center and Café, a state-of-the-art boutique cinema featuring luxury recliners and upscale food and beverage offerings.

Second Quarter 2015 Discussion

The following table summarizes the second quarter segment operating results for 2015 and 2014 (in thousands):

	Quarter Ended
	June 30,	June 30,
	2015	2014	Change
Segment revenue
Cinema
United States	$34,822	$33,167	5.0%
Australia	26,963	25,915	4.0%
New Zealand	7,172	6,772	5.9%
Total	$68,957	$65,854	4.7%

Real estate
United States	$1,456	$1,135	28.3%
Australia	2,821	3,295	-14.4%
New Zealand	1,260	1,352	-6.8%
Total	$5,537	$5,782	-4.2%

Inter-segment elimination	(1,691)	(1,714)	-1.3%

Total segment revenue	$72,803	$69,922	4.1%

Segment operating income
Cinema
United States	$3,515	$3,286	7.0%
Australia	7,344	5,597	31.2%
New Zealand	1,709	1,304	31.1%
Total	$12,568	$10,187	23.4%

Real estate
United States	$560	$635	-12%
Australia	1,227	1,196	3%
New Zealand	431	477	-10%
Total	$2,218	$2,308	-3.9%

Total segment operating income	$14,786	$12,495	18.3%

Segment operating income increased  $2.3 million or 18.3% to $14.8 million for the current quarter from $12.5 million in the prior-year quarter.

Our cinema segment revenue increased by $3.1 million or 4.7%,  primarily due to increased attendance in all three countries where we do business. In the United States, operating revenue increased by $1.7 million or 5.0%, primarily due to higher admission and concession revenue as a result of an increase in the average admission price and attendance. In Australia, cinema revenue increased by AU$6.9 million or 24.7% at a functional currency level due to an increase in attendance, resulting in box office revenue increasing 21.1% and concession revenue increasing 35.3% over the same quarter last year. This increase in Australia cinema revenue reduced to $1.0 million or 4.0% after foreign currency exchange rate movements. New Zealand cinema revenue grew by NZ$1.9 million or 23.8% during the current quarter compared to prior-year quarter,  primarily due to higher box office and concession revenue as well as from our Dunedin cinema, which opened in the last week of June 2014. The increase in New Zealand cinema revenue reduced to $400,000 or 5.9% due to foreign currency exchange rate movements.

The top three grossing films for the current quarter in our worldwide cinema circuit were “Jurassic World,” “Fast & Furious 7,” and “Avengers: Age Of Ultron.” These three films represented approximately 36.0% of our cinema box office revenue. The top three grossing films for prior-year quarter in our worldwide cinema circuit,  “X-Men: Days of Future Past,” “Captain America: The Winter Soldier,” and “Maleficent,” represented approximately 21.1% of our prior-year quarter cinema box office revenue.

Our real estate segment revenue decreased by $245,000 or 4.2% for the current quarter compared to the prior-year quarter, mainly driven by lower property rental income from Australia, partially offset by $311,000 in higher revenue from live theaters. The decrease in Australia property rental income was mainly attributable to foreign currency exchange rate movements.  Excluding such impact, property rental income in Australia decreased slightly by AU$101,000 or 4.2%.

As a percentage of revenue,  operating expense of both segments together was 74.1% in the current quarter compared to 75.2% in the prior-year quarter, due to increased revenue while maintaining fixed operating costs and improved efficiencies.

General and administrative expense decreased by $92,000 or 1.7%  in the current quarter compared to the prior-year quarter, primarily driven by reductions in compensation expense, partially offset by higher directors fees and legal expenses.

Net interest expense decreased by $1.2 million for the current quarter compared to the prior-year quarter, primarily due to a  $1.0 million lower interest expense from favorable revaluation of derivatives and favorable interest rates on debt.

For the second quarter of 2015, we recorded $8.2 million gain on sale of assets, which primarily consisted of the gain of $8.0 million (AU$10.3 million) from the sale of our Moonee Ponds, Australia site (sold in the second quarter of 2014 and recorded as a sale in the second quarter of 2015 under U.S. GAAP).

For the current quarter, the income tax expense decreased by $278,000 to $1.6 million compared to $1.8 million in the prior-year quarter, primarily driven by a tax benefit arising from a change in our capital investment plan to provide for the indefinite reinvestment of Australian earnings in Australia, partially offset by increased tax expense from improved results in the current quarter.

As a result, we reported a net income of $16.0 million for the second quarter of 2015 compared to $4.8 million in the prior-year quarter, an increase of $11.2 million or 233.3%.

Our EBITDA(1) at $22.7 million for the second quarter of 2015 was $9.4 million or 70.7% higher than the EBITDA(1) for the prior-year quarter of $13.3 million.

Six Months 2015 Discussion

The following table summarizes the six-month segment operating results for 2015 and 2014 (in thousands):

	Six Months Ended
	June 30,	June 30,
	2015	2014	Change
Segment revenue
Cinema
United States	$64,656	$62,071	4.2%
Australia	48,652	45,852	6.1%
New Zealand	12,547	11,355	10.5%
Total	$125,855	$119,278	5.5%

Real estate
United States	$2,594	$2,722	-4.7%
Australia	5,732	6,865	-16.5%
New Zealand	2,614	2,774	-5.8%
Total	$10,940	$12,361	-11.5%

Inter-segment elimination	(3,409)	(3,664)	-7.0%

Total segment revenue	$133,386	$127,975	4.2%

Segment operating income
Cinema
United States	$4,794	$4,513	6.2%
Australia	11,636	7,870	47.9%
New Zealand	2,476	1,794	38.0%
Total	$18,906	$14,177	33.4%

Real estate
United States	$1,008	$1,223	-18%
Australia	2,542	2,573	-1%
New Zealand	958	1,022	-6%
Total	$4,508	$4,818	-6.4%

Total segment operating income	$23,414	$18,995	23.3%

Segment operating income increased by $4.4  million or 23.3% to $23.4 million for the six-month period of 2015 compared to the $19.0 million for the prior-year six-month period.

Cinema segment revenue increased by $6.6 million or 5.5% for the current six-month period compared to the prior-year six-month period, due to a strong showing in Australia and New Zealand. The United States revenue increased by $2.6 million or 4.2%, primarily driven by a higher average admission price and higher concession revenue.  In Australia, cinema revenue increased by $2.8 million or 6.1%. Excluding the impact from foreign currency exchange rate movements, cinema revenue increased by AU$12.0 million or 24.0%, primarily attributable to an increase in attendance for the current six-month period compared to the prior-year six-month period. As a result, box office revenue was up 20.7% and concession revenue grew 34.0% over the same prior-year six-month period. In New Zealand, cinema revenue increased by $1.2 million or 10.5%.  Excluding the impact from foreign currency exchange rate movements, cinema revenue increased by NZ$3.5 million or 26.3% for the current six-month period compared to the prior-year six-month period,  primarily due to higher box office and concession revenue as well as our Dunedin site, which opened in the last week of June 2014.

The top three grossing films for the current six-month period were “Jurassic World,” “Fast & Furious 7,” and “Avengers: Age Of Ultron.”    These three films represented approximately 19.5% of our

cinema box office revenue of the current six-month period.  The top three grossing films for the prior-year six-month period in our worldwide cinema circuits were “The Lego Movie,” “X-Men: Days of Future Past,” and “Captain America: The Winter Soldier.”, which represented approximately 12.6% of our cinema box office revenue for the prior-year six-month period.

Our real estate segment revenue decreased by $1.4 million or 11.5% for the current six-month period compared to the prior-year six-month period. The decrease was mainly due to $1.3 million in lower property rental income in Australia as result of the impact of foreign currency exchange rate movements. In Australian dollars, real estate revenue remained consistent with the same period last year.

Operating expense of both segments was 76.2% of revenue in the current six-month period compared to 78.0% in the same period of 2014.    The reduction in operating expense percentage was achieved due to increased revenue while maintaining fixed operating costs as well as improved operational efficiencies. Savings were also made due to the lower real estate expense associated with our Burwood property.

General and administrative expense decreased by $665,000 or 6.5%  for the current six-month period of 2015 compared to the same period of 2014,  primarily due to the foreign currency exchange rate movements and to savings from the U.S. office which were largely offset by higher legal expenses and directors fees during the current six-month period.

Net interest expense decreased by $1.0 million during the six months of 2015 compared to the same period of 2014.  The decrease was due to a combination of lower interest rates, lower foreign exchange rates and a favorable revaluation on our interest rate swaps.

For the current six-month period, we recorded a gain of  $11.0 million on sale of assets primarily due to the sale of our Moonee Ponds site.

Income tax expense increased by $653,000 to $4.1  million for the current six-month period compared to $3.4 million for 2014, primarily driven by higher tax expense from improved results in the current six-month period, partially offset by a tax benefit arising from a change in our capital investment plan to provide for the indefinite reinvestment of Australian earnings in Australia.

As a result of the above, we reported an increase of $14.6 million or 324.4% in net income to $19.1 million for the six months of 2015 compared to $4.5 million for the same period of 2014.

Our EBITDA(1) at $34.6 million for the six months of 2015 was $13.8 million or 66.3% higher than the $20.8 million for the same period of 2014.

Balance Sheet and Liquidity

Our total assets decreased to $386.2 million at June 30, 2015 compared to $401.6 million at December 31, 2014, primarily driven by the movements in foreign currency exchange rates.

Our cash position at June  30, 2015 was $69.6 million, including $8.5 million in the U.S., $51.1 million in Australia, and $10.0 million in New Zealand.  We are subject to certain debt covenants that limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at June  30, 2015, we had approximately $32.7 million of cash worldwide that is not restricted by loan covenants.

At June  30, 2015, $25.3 million was available under Bank of America credit facility in the U.S.; $14.9 million (NZ$22.0 million) was available under our New Zealand credit facility;  $7.7 million (AU$10 million) was available under our Australia NAB corporate credit facility; $5.0 million was available under our Bank of America line of credit in the U.S. and $6.0 million was available under our line of credit in the U.S. to be used for the acquisition of air rights as part of the redevelopment of our Cinemas property.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $69.6 million cash balance, to meet our anticipated short-term working capital requirements.

Our working capital at June 30, 2015 improved to a positive $30.2 million compared to a negative $8.8 million at December 31, 2014. The improvement in working capital resulted primarily from our New Zealand corporate credit facility and our Union Square term loan being  refinanced which are now being treated as long-term liabilities in 2015, together with the additional cash received from the sale of our Moonee Ponds site and other asset sales.

Stockholders’ equity was $134.7 million at June  30, 2015 compared to $132.3 million at December 31, 2014,  an increase of $2.4 million or 1.8%, primarily related to a  $19.1 million decrease in accumulated deficit resulting from our 2015 net income, partially offset by a $13.9 million decrease in accumulated other comprehensive income mainly due to currency movements.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com/); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au); and
o	Newmarket brand (http://readingnewmarket.com.au)

•	in New Zealand, under the

o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz)

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015 [1]	2014

Operating revenue
Cinema	$68,957	$65,854	$125,855	$119,278
Real estate	3,846	4,068	7,531	8,697
Total operating revenue	72,803	69,922	133,386	127,975
Operating expense
Cinema	51,222	49,933	96,363	93,723
Real estate	2,295	2,259	4,435	5,234
Depreciation and amortization	3,526	3,865	7,268	7,670
General and administrative	5,274	5,366	9,602	10,267
Total operating expense	62,317	61,423	117,668	116,894
Operating income	10,486	8,499	15,718	11,081
Interest income	327	147	522	226
Interest expense	(1,928)	(2,977)	(4,698)	(5,352)
Net gain on sale of assets	8,201	--	11,023	--
Other income	1	646	(89)	1,388
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	17,087	6,315	22,476	7,343
Income tax expense	(1,564)	(1,842)	(4,088)	(3,435)
Income before equity earnings of unconsolidated joint ventures and entities	15,523	4,473	18,388	3,908
Equity earnings of unconsolidated joint ventures and entities	483	301	720	611
Net Income	$16,006	$4,774	$19,108	$4,519
Net (income) loss attributable to noncontrolling interests	(9)	(15)	7	23
Net income attributable to Reading International, Inc. common stockholders	$15,997	$4,759	$19,115	$4,542
Basic earnings per share attributable to Reading International, Inc. stockholders	$0.69	$0.20	$0.82	$0.19
Diluted earnings per share attributable to Reading International, Inc. stockholders	$0.68	$0.20	$0.81	$0.19
Weighted average number of shares outstanding–basic	23,272,918	23,471,776	23,275,860	23,480,429
Weighted average number of shares outstanding–diluted	23,492,192	23,775,923	23,495,134	23,784,576

1 Certain prior period amounts have been reclassified to conform to the current period presentation.

Supplemental Information

Reconciliation of EBITDA to Net Income

(unaudited; U.S. dollars in thousands)

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Net Income	$15,997	$4,759	$19,115	$4,542
Add: Interest expense, net	1,601	2,830	4,176	5,126
Add: Income tax expense	1,564	1,842	4,088	3,435
Add: Depreciation and amortization	3,526	3,865	7,268	7,670
EBITDA	$22,688	$13,296	$34,647	$20,773

EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any.

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited; U.S. dollars in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$69,597	$50,248
Receivables	9,027	11,348
Inventory	890	1,010
Investment in marketable securities	50	54
Restricted cash	239	1,433
Deferred tax asset	2,773	6,300
Prepaid and other current assets	3,836	3,426
Land held for sale	417	10,112
Total current assets	86,829	83,931
Operating property, net	176,471	186,889
Land held for sale	40,144	42,588
Investment and development property, net	22,923	26,124
Investment in unconsolidated joint ventures and entities	5,586	6,169
Investment in Reading International Trust I	838	838
Goodwill	19,837	21,281
Intangible assets, net	10,772	11,486
Deferred tax asset, net	17,018	15,967
Other assets	5,761	6,313
Total assets	$386,179	$401,586
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$19,659	$18,107
Film rent payable	8,123	9,328
Notes payable – current	1,541	38,104
Taxes payable - current	5,649	6,003
Deferred current revenue	12,862	14,239
Other current liabilities	8,767	6,969
Total current liabilities	56,601	92,750
Notes payable – long-term	121,600	98,019
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	7,192	10,029
Other liabilities	38,154	40,577
Total liabilities	251,460	269,288
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,792,113 issued and 21,707,938 outstanding at June 30, 2015 and 32,254,199
issued and 21,741,586 outstanding at December 31, 2014	229	228
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,580,590 issued and outstanding at June 30, 2015 and at December 31, 2014	16	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2015 and December 31, 2014	--	--
Additional paid-in capital	141,388	140,237
Accumulated deficit	(13,136)	(32,251)
Treasury shares	(12,377)	(8,582)
Accumulated other comprehensive income	14,095	28,039
Total Reading International, Inc. stockholders’ equity	130,215	127,686
Noncontrolling interests	4,504	4,612
Total stockholders’ equity	134,719	132,298
Total liabilities and stockholders’ equity	$386,179	$401,586